Global Technology Industries, Inc.
375 Park Avenue, Suite 1505
New York, New York 10152

January 12, 2006

Mr. Jonathan N. Schulhof
375 Park Avenue, Suite 1505
New York, New York 10152

Dear Mr. Schulhof:

The purpose of this letter is to set forth certain understandings regarding GTI Holdings, LLC's ("GTI") advance of $75,000 (the “Advance”) to Global Technology Industries, Inc., a Delaware corporation (the “Company”), to pay for certain fees, costs and expenses in connection with the Company’s initial public offering (the “Offering”). Such Advance shall be subject to the following conditions:

1.
Amounts constituting the Advance shall be used by the Company to pay for a portion of the fees, costs and expenses relating to the SEC registration fee, the NASD registration fee, and the American Stock Exchange listing fee in connection with the Offering.

2.	The Advance will be payable by the Company on the consummation of the Offering.
3.	The Advance will be repaid out of the proceeds of the Offering.
4.
The Company hereby represents and warrants that: (i) it is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware; (ii) it has the requisite power and authority to enter into, execute, deliver and perform the terms hereof; (iii) its execution, delivery and performance hereof (A) has been duly authorized by all proper and necessary corporate action, (B) will not violate or conflict with any of its organizational documents, any material agreement binding upon it or any law, regulation or order applicable to it, or (C) require consent or approval of any Person which has not been obtained or which could not reasonably be expected to prevent or delay it from performing its obligations hereunder; and (iv) this letter is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors rights generally and by equitable principles.

5.
This letter shall be binding upon the Company, its successors and assigns and shall inure to the benefit of GTI and its successors and assigns; provided, however, that the Company shall not assign its obligations hereunder without the prior written consent of GTI.

6.	This letter may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.
7.	THIS LETTER SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

[Remainder of Page Intentionally Left Blank]

    Please indicate your agreement with the foregoing by executing a copy of this letter in the space provided and returning it to us as soon as possible.

Very truly yours,

GLOBAL TECHNOLOGY INDUSTRIES, INC.

By:	/s/ Robert B. Kay
Name: Robert B. Kay Title: Chief Executive Officer

ACCEPTED AND AGREED
this 12th day of January 2006:

/s/ Jonathan N. Schulhof
Jonathan N. Schulhof